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EXHIBIT 10.16

SEPARATION AGREEMENT AND GENERAL RELEASE

        This Separation Agreement and General Release (the "Agreement") is made by and between Brian P. Woolf (the "Executive") and Caché, Inc. ("Caché") (together, "the parties").

        WHEREAS, the Executive was employed by Caché pursuant to an Employment Agreement dated as of February 8, 2006 (the "Employment Agreement"); and

        WHEREAS, the Executive was terminated from his employment with the Company without Cause effective January 24, 2008 (the "Termination Date");

        WHEREAS, pursuant to the Employment Agreement, the Executive is entitled to receive certain payments in the event he is terminated without Cause, provided that the Executive executes a general release agreement in a form and substance acceptable to Caché;

        WHEREAS, as a condition precedent to receiving such payments, as more fully described herein, Executive agrees to execute and fully comply with the terms of this Agreement;

        NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged hereby, and in consideration of the mutual covenants and undertakings set forth herein, the parties agree as follows:

        1.    Compensation and Benefits.

        (a)   In exchange for and in consideration of the covenants and promises contained herein, including the Executive's release of all claims against Caché and the Releasees as set forth in Paragraph 2 below, Caché will provide the Executive with a lump sum payment of Six Hundred Four Thousand Dollars ($604,000.00), less all applicable taxes and deductions. This payment shall be made within thirty (30) days after the Effective Date (as defined in Paragraph 16). The Executive acknowledges and agrees that unless he enters into this Agreement, he would not otherwise be entitled to receive the consideration set forth in this Paragraph 1(a).

        (b)   All of the stock options awarded by Caché to the Executive that are exercisable as of the Termination Date shall be exercised by the Executive, if at all, on or before February 7, 2008, and any such stock options that are not exercised on before February 7, 2008 shall be forfeited as of that date. Any of the Executive's stock options that are not exercisable as of the Termination Date shall be forfeited in accordance with the terms of the respective option agreement.

        (c)   Except as set forth in Paragraph 1 of this Agreement, the Executive shall receive no other payments or benefits from Caché. The Executive acknowledges and agrees that the consideration set forth in Paragraph 1 constitutes full accord and satisfaction for all amounts due and owing to him as of the Termination Date, including all amounts due and owing to him under the Employment Agreement. The Executive acknowledges and agrees that his eligibility for, entitlement to, and accrual of, any payments or benefits from Caché, including, but not limited to, payments under Caché's Executive Committee Bonus Plan, paid time off, and any fringe or insurance benefits, terminated effective on the Termination Date.

        2.    General Release.

        In exchange for and in consideration of the covenants and promises contained herein, the Executive, on behalf of himself and his spouse, domestic partner, children, agents, assignees, heirs, executors, administrators, beneficiaries, trustees, legal representatives, and assigns, hereby waives, discharges and releases Caché and its current and former parents, subsidiaries, divisions, branches, assigns and affiliated and related companies, and their respective predecessors, successors, employee benefit plans, and present and former directors, officers, partners, shareholders, fiduciaries, employees, representatives, agents and attorneys, in their individual and representative capacities ("Releasees") from any and all actions, causes of action, obligations, liabilities, claims and demands the Executive may have, known or unknown, contingent or otherwise, and whether specifically mentioned or not, regardless of when they accrued until the date the Executive signs this Agreement.

        This release includes, but is not limited to, any claims based on the Executive's employment with Caché or the termination of that employment, including the release of any claims for wrongful discharge or breach of contract (express, implied or otherwise), including any claims based on the Employment Agreement or any Stock Option Agreement. This release includes, but is not limited to, any claims of alleged employment discrimination, harassment, or retaliation on any basis, including age, race, color, ethnicity, national origin, gender, religion, disability (or perceived disability), sexual orientation, veteran's status, whistleblower status or marital status. This release includes, but is not limited to, any claims the Executive may have under Title VII of the Civil Rights Act of 1964; the Equal Pay Act; the Age Discrimination in Employment Act; the Americans With Disabilities Act; the New York State Human Rights Law; the New York City Human Rights Law; the New York Labor Law; or any other federal, state, or local laws or regulations, including any and all laws or regulations prohibiting employment discrimination, harassment, or retaliation. This release includes, but is not limited to, any claims for negligence, defamation, wrongful discharge or intentional tort. The Executive agrees that he hereby waives any right that he may have to seek or to share in any relief, monetary or otherwise, relating to any claim released herein, whether such claim was initiated by the Executive or not. This release does not include a release of any rights the Executive may have to unemployment benefits or of any rights the Executive may have under this Agreement.

        3.    Denial of Wrongdoing.    It is agreed and understood between the parties that nothing contained in this Agreement, nor the fact that the Executive has been paid any remuneration under it, shall be construed, considered or deemed to be an admission of liability or wrongdoing by Caché. Caché denies committing any wrongdoing or violating any legal duty with respect to the Executive's employment or the termination of his employment. The terms of this Agreement, including all facts, circumstances, statements and documents, shall not be admissible or submitted as evidence in any litigation, in any forum, for any purpose, other than to secure enforcement of the terms and conditions of this Agreement, or as may otherwise be required by law.

        4.    Confidentiality.    The Executive promises not to discuss or disclose the terms of this Agreement or the amount or nature of the consideration provided to the Executive under this Agreement to any person other than the Executive's immediate family members and the Executive's attorney and/or financial advisor, should one be consulted, provided that those to whom the Executive may make such disclosure agree to keep said information confidential and not disclose it to others.

        5.    Return of Property.    The Executive hereby acknowledges and agrees to adhere to his continuing contractual and legal obligations to the Company with respect to the return of all Caché property, including all Confidential Information (as defined in the Employment Agreement), as expressly set forth in Section 6 of his Employment Agreement.

        6.    Confidentiality and Nondisclosure of Information.    The Executive hereby acknowledges and agrees to adhere to his continuing contractual and legal obligations to the Company with respect to confidentiality and nondisclosure of information, as expressly set forth in Section 7.1 of his Employment Agreement.

        7.    Non-Competition.    The Executive hereby acknowledges and agrees to adhere to his continuing contractual and legal obligations to the Company with respect to non-competition, as expressly set forth in Section 7.2 of his Employment Agreement; provided, however, that the Executive acknowledges and agrees, in consideration of the payment set forth in Paragraph 1 of this Agreement, that the period during which the Executive shall not, directly, or indirectly, engage in competition with Cache shall be one (1) year following the Termination Date.

        8.    Non-Solicitation.    The Executive hereby acknowledges and agrees to adhere to his continuing contractual and legal obligations to the Company with respect to confidentiality and nondisclosure of information, as expressly set forth in Section 7.3 of his Employment Agreement.

        9.    Cooperation and Non-Disparagement.    The Executive hereby acknowledges and agrees to adhere to his continuing contractual and legal obligations to the Company with respect to cooperation and non-disparagement, as expressly set forth in Sections 8 and 9, respectively, of his Employment Agreement. The Executive further agrees to assist the company in the Lori Light litigation, by making himself available and co-operating with the Company's council.

        10.    Future Employment.    The Executive agrees that he will not at any time in the future seek employment with Caché and hereby waives any right that may accrue to him from any application for employment that he may make, or any employment that he may receive, notwithstanding this Paragraph. By this Agreement, the Executive intends to remove himself from consideration for future employment with Caché and agrees that execution of this Agreement shall constitute good and sufficient cause to reject any application the Executive may make for employment or to terminate any such employment he may obtain notwithstanding this Paragraph. The Executive understands and agrees that he has no right to any reinstatement or re-employment by Caché at any time.

        11.    Choice of Law and Forum.    This Agreement shall in all respects be interpreted, enforced and governed in accordance with and pursuant to the laws of the State of New York, without regard to its conflicts of laws provisions. Any dispute, claim or cause of action arising out of, or related to, this Agreement shall be commenced only in a federal or state court in the State of New York, County of New York, and the parties hereby submit to the exclusive jurisdiction of such courts and waive any claim of an inconvenient forum.

        12.    Entire Agreement.    The Executive acknowledges and agrees that this Agreement reflects the entire agreement between the parties regarding the subject matter herein and fully supersedes any and all prior agreements and understandings between the parties hereto, including the Employment Agreement, except as specifically set forth herein. There is no other agreement except as stated herein. The Executive acknowledges that Caché has made no promises to him other than those contained in this Agreement.

        13.    Modification.    This Agreement may not be changed unless the change is in writing and signed by the Executive and an authorized representative of Caché.

        14.    General Provisions.    The failure of any party to insist on strict adherence to any term hereof on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term hereof. This Agreement may be signed in counterparts. The invalidity of any provision of this Agreement shall not affect the validity of any other provision hereof.

        15.    Review Period.    The Executive understands that he has been given a reasonable period of twenty-one (21) days to review and consider this Agreement before signing it. The Executive understands that he may use as much of this twenty-one-day period as he wishes prior to signing. The Executive acknowledges and agrees that he must sign and return the original Agreement to the Caché, c/o Maggie Feeney, Caché, Inc., 1440 Broadway, 5th Floor, New York, NY 10018, on or before [INSERT DATE 21 DAYS AFTER EXECUTIVE RECEIVES THE AGREEMENT], and that if the Executive fails to do so, the entire Agreement shall be null and void and the parties shall have no obligations under the Agreement to one another. The Executive acknowledges that, to the extent that the Executive decides to sign this Agreement prior to the expiration of the above period, such decision was knowing and voluntary on his part. The parties agree that any changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one-day period

        16.    Revocation Period.    The Executive may revoke this Agreement within seven (7) days of the date on which he signs it (the "Revocation Period") by delivering a written notice of revocation to the Caché, c/o Maggie Feeney, Caché, Inc., 1440 Broadway, 5th Floor, New York, NY 10018, no later than the close of business on the seventh day after the Executive signs and delivers this Agreement to the Caché. If the Executive revokes this Agreement, the entire Agreement shall be null and void and the parties shall have no obligations under the Agreement to one another. This Agreement shall become effective upon: (a) the Caché's receipt of this Agreement, executed by the Executive, in accordance with Paragraph 15; and (b) the expiration of the seven-day revocation period as set forth in this Paragraph 16 (the "Effective Date").

        17.    Legal Counsel.    The Executive is hereby advised of his right to consult with an attorney before signing this Agreement, which includes a general release. The Executive hereby acknowledges his right to consult with an attorney and understands that whether or not he does so is his decision.

        THE EXECUTIVE ACKNOWLEDGES THAT HE IS NOT ELIGIBLE TO RECEIVE ANY COMPENSATION OR BENEFITS UNDER THIS AGREEMENT UNLESS THE EXECUTIVE EXECUTES THIS AGREEMENT BY NO LATER THAN [INSERT DATE 21 DAYS AFTER EXECUTIVE RECEIVES THE AGREEMENT].

        THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT OF HIS OWN FREE WILL, WITHOUT DURESS OR COERCION, AFTER DUE CONSIDERATION OF ITS TERMS AND CONDITIONS.

Caché, Inc.		Brian P. Woolf
By:	/s/ MARGARET FEENEY	/s/ BRIAN P. WOOLF

Name:	Margaret Feeney

Title:	EVP/CFO

Date:	2/6/08	Date:	2/5/08

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  EXHIBIT 10.16
SEPARATION AGREEMENT AND GENERAL RELEASE